Exhibit 99.2

Contact:	Amber Smith
Executive Assistant
(336) 316-5455

UNIFI ANNUAL INVESTOR UPDATE

GREENSBORO, N.C. – November 5, 2014 -- Unifi, Inc. [NYSE: UFI] will host its annual investor update to registered participants starting at 1:00 p.m., Eastern Time, on Thursday, November 6, 2014 at the New York Stock Exchange, with a conference call dial-in available for those unable to attend in person. The presentation materials may be accessed on the Company’s website at www.unifi.com or http://investor.unifi.com. Following management’s comments, there will be an opportunity for questions from the financial community.

The update presentation call can be accessed by dialing (877) 359-9508 (Domestic) or (224) 357-2393 (International) and, when prompted, providing conference ID number 31458217. Such access will begin at approximately 10 minutes prior to the beginning of the presentation at 1:00 p.m. Eastern Time.

For those interested but unable to participate, a replay of the update presentation in its entirety will be available at (855) 859-2056 (Domestic) or (404) 537-3406 (International) by entering the conference ID 31458217#, approximately two hours after conclusion of the presentation. This replay line will be available through November 14, 2014.

Unifi, Inc. is a multi-national manufacturing company that produces and sells textured and other processed yarns designed to meet customer specifications, and premier value-added (“PVA”) yarns with enhanced performance characteristics.  Unifi maintains one of the textile industry’s most comprehensive polyester and nylon product offerings.  Unifi enhances demand for its products, and helps others in creating a more effective textile industry supply chain, through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages.  In addition to its flagship REPREVE® products – a family of eco-friendly yarns made from recycled materials – key Unifi brands include:  SORBTEK®, REFLEXX®, AIO® – all-in-one performance yarns, SATURA®, AUGUSTA®, A.M.Y.®, MYNX® UV and MICROVISTA®.  Unifi's yarns are readily found in the products of major brands in the apparel, hosiery, automotive, home furnishings, industrial and other end-use markets.  For more information about Unifi, visit www.unifi.com; to learn more about REPREVE®, visit www.repreve.com.

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